Calculation of Filing Fee Tables
S-3
Celanese Corp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common stock, $0.0001 par value per share of Celanese Corporation	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred stock, $0.01 par value per share of Celanese Corporation	457(r)				0.0001381
Fees to be Paid	3	Debt	Debt securities of Celanese US Holdings LLC	457(r)				0.0001381
Fees to be Paid	4	Other	Guarantees of Debt securities	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(A) The Registrants are deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act of 1933, as amended (the "Securities Act") and are excluding this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. Any additional registration fees will be paid subsequently on a pay-as-you-go basis. (B) An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. There is also being registered hereby such indeterminate number of shares of common stock and preferred stock as may be issued pursuant to anti-dilution provisions of registered securities, or upon conversion or exchange of debt securities of Celanese US Holdings or preferred stock, in accordance with the terms of such registered securities, debt securities or preferred stock, as the case may be. In addition, pursuant to Rule 416 under the Securities Act, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

[2]	See footnotes 1A and 1B.

[3]	See footnotes 1A and 1B.

[4]	See footnotes 1A and 1B. The debt securities will be guaranteed by Celanese Corporation, which is the parent of Celanese US Holdings LLC, and may be guaranteed by each of the direct and indirect wholly-owned subsidiaries of Celanese US Holdings LLC listed above. Pursuant to Rule 457(n) under the Securities Act, no separate fee for the guarantees is payable.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date